Exhibit 99.4

PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated to recast certain prior period financial information to reflect our retrospective application of the new revenue accounting standard ASU No. 2014-09 "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). The resulting changes are as follows:

•	The "Revenue Recognition" section under the caption "Critical Accounting Polices" has been updated to reflect our retrospective application of ASU No. 2014-09.

•
The financial data and related analysis under the captions "Consolidated Results of Operations" and "Segment Results of Operations" have been recast to reflect our retrospective application of ASU No. 2014-09.

•
ASU 2014-09 has been moved under "Recently Adopted Accounting Guidance" under the caption "Recent Accounting Pronouncements" and amounts have been updated to reflect actual results from the retrospective application of ASU No. 2014-09.

•	All references to footnotes are to the new audited consolidated financial statements included with this Form 8-K under "Exhibit 99.6".

This Item has not been updated for any other changes since the filing of the 2017 Annual Report on Form 10-K (“2017 Annual Report”) with the U.S. Securities and Exchange Commission ("SEC") on February 22, 2018. For developments since the filing of the 2017 Annual Report, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and other filings by the Company with the SEC.

The following section discusses management’s view of the financial condition and results of operations of FIS and its consolidated subsidiaries as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015.

This section should be read in conjunction with the audited Consolidated Financial Statements and related Notes of FIS included elsewhere in this Annual Report. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause future results to differ materially from those reflected in this section.

Overview

FIS is a global leader in financial services technology with a focus on retail and institutional banking, payments, asset management and wealth and retirement, risk and compliance and outsourcing solutions. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, FIS serves more than 20,000 clients in over 130 countries. Headquartered in Jacksonville, Florida, FIS employs more than 53,000 people worldwide and holds leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of the Standard & Poor’s 500® Index.

We have grown organically as well as through acquisitions, which have contributed critical applications and services that complement or enhance our existing offerings, diversifying our revenues by customer, geography and service offering. The completion of the SunGard acquisition on November 30, 2015 increased our existing portfolio to include solutions that automate a wide range of complex business processes for financial services institutions and corporate and government treasury departments.

In 2015, FIS finalized a reorganization and began reporting its financial performance based on three segments: Integrated Financial Solutions (“IFS”), Global Financial Solutions (“GFS”) and Corporate and Other. We recast all previous periods to conform to the new segment presentation. Following our November 30, 2015 acquisition of SunGard, the SunGard business was included within the GFS segment as its economic characteristics, international business model, and various other factors largely aligned with those of our GFS segment. As we further integrated the acquired SunGard businesses through March 31, 2016, we reclassified certain SunGard businesses (corporate liquidity and wealth and retirement) that are oriented more to the retail banking and payments activities of IFS into that segment. Certain other businesses from both SunGard (public sector and education businesses, which were divested in February 2017), and legacy FIS (global commercial services and retail check processing) were reclassified to the Corporate and Other segment, as were SunGard administrative expenses. Prior periods were reclassified to conform to the current segment presentation. A description of these segments is included in Note 21 of the Notes to Consolidated Financial Statements. Revenues by segment and the results of operations of our segments are discussed below in Segment Results of Operations.

Business Trends and Conditions

Our revenue is primarily derived from a combination of recurring technology and processing services, professional services and software license fees. The majority of our revenue has historically been recurring, and has been provided under multi-year contracts that contribute relative stability to our revenue stream. These services, in general, are considered critical to our clients' operations. A considerable portion of these recurring revenues is derived from transaction processing fees that fluctuate with the level of accounts and card transactions, among other variable measures, associated with consumer, commercial and capital markets activity. Professional services revenues are typically non-recurring, and sales of software licenses are less predictable, a portion of which can be regarded as discretionary spending by our clients.

The SunGard acquisition broadened our solution portfolio, enabling us to expand beyond our traditional banking and payments markets into the institutional and wholesale side of financial institutions as well as other capital markets organizations. It also significantly expanded our existing solutions and client base in wealth and retirement, treasury and corporate payments. These solutions are in demand among our regional and community financial institution clients as they look for ways to replace highly regulated fee revenues. The combination also favorably impacted our revenue mix, with a greater concentration of license revenues and higher margin services. Through the integration of SunGard into our existing operations, we achieved significant cost savings around administration and technology expenses, and exited 2017 with a cost synergy run-rate savings exceeding $325 million.

We are actively migrating many financial institutions to outsourced integrated technology solutions to improve their profitability and address increasing and on-going regulatory requirements. As a provider of outsourcing solutions, we benefit from multi-year recurring revenue streams, which help moderate the effects of broader year-to-year economic and market changes that otherwise might have a larger impact on our results of operations. We believe our integrated solutions and outsourced services are well positioned to address this outsourcing trend across the markets we serve.

Consumer preference continues to shift from traditional branch banking services to digital banking solutions, and our clients seek to provide a single integrated banking experience through their branch, mobile, internet and voice banking channels. We are focused on enabling our clients to deliver this experience to their customers through our integrated solutions and services. We continue to innovate and invest in these integrated solutions and services to assist clients as they address this market demand. This is an area of on-going competition from global banks, international providers, and disruptive technology innovators.

We continue to see demand for innovative solutions in the payments market that will deliver faster, more convenient payment solutions in mobile channels, internet applications and cards. We believe digital payments will grow and partially replace existing payment tender volumes over time as consumers and merchants embrace the convenience, incremental services and benefits. Digital payment volume is growing significantly but does not yet represent a meaningful amount of the payments market. Additionally, new formidable non-traditional payments competitors and large merchants are investing in and innovating digital payment technologies to address the emerging market opportunity, and it is unclear the extent to which particular technologies or services will succeed. We believe the growth of digital payments continues to present both an opportunity and a risk to us as the market develops. Although we cannot predict which digital payment technologies or solutions will be successful, we cautiously believe our client relationships, payments infrastructure and experience, adapted solutions and emerging solutions are well positioned to maintain or grow our clients' existing payment volumes, which is our focus.

High profile North American merchant payment card information security breaches have pushed the payment card industry towards EMV integrated circuit cards as financial institutions, card networks and merchants seek to improve information security and reduce fraud costs. We invested in our card management solutions and card manufacturing and processing capabilities to accommodate EMV integrated circuit cards so we can continue to guide our clients through this technology transition, and grow our card driven businesses. A large portion of the migration to EMV is complete. The remaining migration will continue as financial institutions issue replacement cards.

We anticipate consolidation within the banking industry will continue, primarily in the form of merger and acquisition activity, which we believe as a whole is detrimental to our business. However, consolidation resulting from specific merger and acquisition transactions may be beneficial to our business. When consolidations of financial institutions occur, merger partners often operate systems obtained from competing service providers. The newly formed entity generally makes a determination to migrate its core and payments systems to a single platform. When a financial institution processing client is involved in a consolidation, we may benefit by their expanding the use of our services if such services are chosen to survive the consolidation and support the newly combined entity. Conversely, we may lose revenue if we are providing services to both entities, or if a client of ours is involved in a consolidation and our services are not chosen to survive the consolidation and support the newly combined entity. It is also possible that larger financial institutions resulting from consolidation may have greater leverage in negotiating terms or could decide to perform in-house some or all of the services that we currently provide or could provide. We seek to mitigate the risks of consolidations by offering other competitive services to take advantage of specific opportunities at the surviving company.

Notwithstanding challenging global economic conditions, our on-going international business continued to experience growth on a constant currency basis. Demand for our solutions may also continue to be driven in developing countries by government-led financial inclusion policies aiming to reduce the unbanked population and by growth in the middle classes in these markets driving the need for more sophisticated banking solutions. The majority of our European revenue is generated by clients in the United Kingdom, France and Germany. In 2017, we have experienced minimal foreign currency impacts.

Brazilian Venture revenue attributable to our Brazilian Venture partner, Banco Bradesco, was $317 million in 2017. The contract that we have with our Brazilian Venture partner allows for the termination or partial termination of the contract, which ends September 30, 2020, at any point during the 10-year term if minimum targets are met. Minimum targets under the Brazilian Venture agreement have been met and the parties have begun negotiations to determine their future business relationship. During these negotiations, the Brazilian Venture agreement remains in effect. Depending on the results of these negotiations, our future revenue and earnings growth in Brazil could be adversely impacted. For further detail on our Brazilian Venture see Note 19 of the Notes to Consolidated Financial Statements.

Globally, attacks on information technology systems continue to grow in frequency, complexity and sophistication. This is a trend we expect to continue. Such attacks have become a point of focus for individuals, businesses and governmental entities. The objectives of these attacks include, among other things, gaining unauthorized access to systems to facilitate financial fraud, disrupt operations, cause denial of service events, corrupt data, and steal non-public information. These circumstances present both a threat and an opportunity for FIS. As part of our business, we electronically receive, process, store and transmit a wide range of confidential information, including sensitive customer information and personal consumer data. We also operate payment, cash access and prepaid card systems.

FIS remains focused on making strategic investments in information security to protect our clients and our information systems. This includes both capital expenditures and operating expense on hardware, software, personnel and consulting services. We also participate in industry and governmental initiatives to improve information security for our clients. Through the expertise we have gained with this ongoing focus and involvement, we have developed fraud, security, risk management and compliance solutions to target this growth opportunity in the financial services industry.

As described in Note 17 of the Notes to Consolidated Financial Statements, on July 31, 2017, we sold a majority interest in certain of our consulting businesses to affiliates of CD&R. These businesses had lower margins than many of our other businesses. The consulting businesses sold were included within the GFS and IFS segments. Also, on Feburary 1, 2017, we sold our PS&E business, which had been included in our Corporate and Other segment.

Critical Accounting Policies

The accounting policies described below are those we consider critical in preparing our Consolidated Financial Statements. These policies require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates. See Note 2 of the Notes to Consolidated Financial Statements for a more detailed description of the significant accounting policies that have been followed in preparing our Consolidated Financial Statements.

Revenue Recognition

The Company generates revenues in a number of ways, including from the delivery of account- or transaction-based processing, professional services, software licensing, software as a service ("SaaS"), business process as a service ("BPaaS"), cloud revenue and software related services. We are frequently a party to multiple concurrent contracts with the same client. These situations require judgment to determine whether the individual contracts should be combined or evaluated separately for purposes of revenue recognition. In making this determination, we consider the timing of negotiating and executing the contracts, whether the different elements of the contracts are negotiated as a package with a single commercial objective, whether the solutions or services promised in the contracts are a single performance obligation, and whether any of the payment terms of the contracts are interrelated. Our individual contracts also frequently include multiple promised solutions or services. At contract inception, we assess the solutions and services promised in our contracts with customers and identify a performance obligation for each promise to transfer to the customer a solution or service (or bundle of solutions or services) that is distinct - i.e., if a solution or service is separately identifiable from other items in the bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. We must apply judgment in these circumstances in determining whether individual promised solutions or services can be considered distinct or should instead be combined with other promised solutions or services in the contract. We recognize revenue when or as we satisfy a performance obligation by transferring control of a solution or service to a customer. We must use judgment to determine the appropriate measure of progress for performance obligations satisfied over time and the timing of when the customer obtains control for performance obligations satisfied at a point in time. Judgment is also required in estimating and allocating variable consideration to one or more, but not all, performance obligations in a contract, determining the standalone selling prices of each performance obligation, and allocating the transaction price to each distinct performance obligation in a contract.

Due to the large number, broad nature and average size of individual contracts we are party to, the impact of judgments and assumptions that we apply in recognizing revenue for any single contract is not likely to have a material effect on our consolidated operations or financial position. However, the broader accounting policy assumptions that we apply across similar contracts or classes of clients could significantly influence the timing and amount of revenue recognized in our historical and future results of operations or financial position. Additional information about our revenue recognition policies is included in Note 2 to the Consolidated Financial Statements.

Computer Software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life, which is generally three to five years. Software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, which is three to ten years (as discussed below in the Critical Accounting Policy section Purchase Accounting). As of December 31, 2017 and December 31, 2016, computer software, net of accumulated amortization, was $1.7 billion and $1.6 billion, respectively, and amortization of computer software was $436 million, $396 million, and $229 million for the years ended December 31, 2017, 2016, and 2015, respectively. Balances related to acquired software represent a significant portion of these balances, particularly for the periods after the acquisition of SunGard, which resulted in acquired software of $674 million.

The capitalization of software development costs is governed by FASB ASC Subtopic 985-20 if the software is to be sold, leased or otherwise marketed, or by FASB ASC Subtopic 350-40 if the software is for internal use. After the technological feasibility of the software has been established (for software to be marketed), or at the beginning of application development (for internal-use software), software development costs, which include primarily salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for software to be marketed), or prior to application development (for internal-use software), are expensed as incurred. Evaluating whether technological feasibility has been achieved requires the use of management judgment.

Software development costs are amortized on a product-by-product basis commencing on the date of general release of the solutions (for software to be marketed) or the date placed in service (for internal-use software). Software development costs for software to be marketed are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to 10 years, or (2) the ratio of current revenues to total anticipated revenues over its useful life.

In determining useful lives, management considers historical results and technological trends that may influence the estimate. Useful lives for all computer software range from three to 10 years.

We also assess the recorded value of computer software for impairment on a regular basis by comparing the carrying value to the estimated future cash flows to be generated by the underlying software asset (for software to be marketed). There are inherent uncertainties in determining the expected useful life or cash flows to be generated from computer software. For the years ended December 31, 2017, 2016, and 2015, respectively, we have not had more than minimal charges for impairments of software. While we have not historically experienced significant changes in these balances due to changes in estimates, our results of operations could be subject to such changes in the future.

Purchase Accounting

We are required to allocate the purchase price of acquired businesses to the assets acquired and liabilities assumed in the transaction at their estimated fair values. The estimates used to determine the fair value of long-lived assets, such as intangible assets or computer software, are complex and require a significant amount of management judgment. We generally engage independent valuation specialists to assist us in making fair value determinations.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, we are required to record provisional amounts in the financial statements for the items for which the accounting is incomplete. Adjustments to provisional amounts initially recorded that are identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. During the measurement period, we are also required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period ends the sooner of one year from the combination date or when we receive the information we were seeking about facts and circumstances that existed as of the acquisition date or we learn that more information is not obtainable.

We are also required to estimate the useful lives of intangible assets to determine the amount of acquisition-related intangible asset amortization expense to record in future periods. We periodically review the estimated useful lives assigned to our finite-lived intangible assets to determine whether such estimated useful lives continue to be appropriate. Additionally, we review our indefinite-lived intangible assets to determine if there is any change in circumstances that may indicate the asset’s useful life is no longer indefinite.

We had no significant business combinations during the 2016 and 2017 periods.

Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. Goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment. FASB ASC Topic 350 allows an entity first to assess qualitatively whether it is more likely than not that a reporting unit's carrying amount exceeds its fair value, referred to in the guidance as "step zero." If an entity concludes that it is more likely than not that a reporting unit's fair value is less than its carrying amount (that is, a likelihood of more than 50 percent), the "step one" quantitative assessment must be performed for that reporting unit. ASC Topic 350 provides examples of events and circumstances that should be considered in performing the "step zero" qualitative assessment, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, events affecting a reporting unit or the entity as a whole and a sustained decrease in share price.

In applying the quantitative analysis, we determine the fair value of our reporting units based on a weighted average of multiple valuation techniques, principally a combination of an income approach and a market approach. The income approach calculates a value based upon the present value of estimated future cash flows, while the market approach uses earnings multiples of similarly situated guideline public companies. If the fair value of a reporting unit exceeds the carrying value of the reporting unit’s net assets, goodwill is not impaired and further testing is not required.

We assess goodwill for impairment on an annual basis during the fourth quarter using a September 30 measurement date unless circumstances require a more frequent measurement. For each of 2017 and 2016, we began our annual impairment test with the step zero qualitative analysis. In performing the step zero qualitative analysis for each year, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. Consequently, we did not perform a step one quantitative analysis specifically for the purpose of our annual impairment test in any year presented in these financial statements.

We also estimate the fair value of acquired intangible assets with indefinite lives and compare this amount to the underlying carrying value annually. Similar to the ASC Topic 350 guidance for goodwill, ASC Section 360-10-35 allows an organization to first perform a qualitative assessment of whether it is more likely than not that an indefinite-lived intangible asset has been impaired.

We engaged independent specialists to perform a valuation of our indefinite-lived intangible assets in 2016 and 2015, using a form of income approach valuation known as the relief-from-royalty method. For 2017, we began our assessment of indefinite lived intangibles with the step zero qualitative analysis because there was a substantial excess of fair value over carrying value for each of our indefinite-lived intangible assets based on the 2016 and 2015 independent valuations. Based upon the results of these assessments, there were no indications of impairment.

Determining the fair value of a reporting unit or acquired intangible assets with indefinite-lives involves judgment and the use of significant estimates and assumptions, which include assumptions regarding forecasted revenue growth rates, operating margins, capital expenditures, tax rates, and other factors used to calculate estimated future cash flows. In addition, risk-adjusted discount rates and future economic and market conditions and other assumptions are applied. Goodwill was $13.7 billion and $14.2 billion as of December 31, 2017 and 2016, respectively, and indefinite-lived intangibles was $48 million and $80 million as of December 31, 2017 and 2016, respectively. As a result, a meaningful change in one or more of the underlying forecasts, estimates, or assumptions used in testing these assets for impairment could result in a material impact on the Company's results of operations and financial position. However, because there was a substantial excess of fair value over carrying value in each of our previous independent valuations, we believe the likelihood of obtaining materially different results based on a change of assumptions is low.

Accounting for Income Taxes

As part of the process of preparing the Consolidated Financial Statements, we are required to determine income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing recognition of items for income tax and financial reporting purposes. These differences result in deferred income tax assets and liabilities, which are included within the Consolidated Balance Sheets. Management uses bests estimates and assumptions available during this process.

We must then assess the likelihood that deferred income tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we must reflect this increase or decrease as an expense or benefit within income tax expense in the Consolidated Statements of Earnings. We consider history of losses, forecasted earnings, statutory usage limitations of the deferred tax asset and possible tax planning strategies in determining whether or not we believe a valuation allowance is necessary.

Determination of the income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, changes in the geographic mix of revenues or in the estimated level of annual pre-tax income can cause the overall effective income tax rate to vary from period to period. We also receive periodic assessments from taxing authorities challenging our positions that must be taken into consideration in determining our tax reserves. Resolving these assessments, which may or may not result in additional taxes due, may also require an extended period of time. We believe our tax positions comply with applicable tax law and we adequately account for any known tax contingencies. We reserve for uncertain tax positions using a two-step process. First we determine if the tax position meets the more likely than not recognition threshold based on all available evidence and second, we estimate the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We believe the estimates and assumptions used to support our evaluation of tax benefit realization are reasonable. However, final determination of prior-year tax liabilities, either by settlement with tax authorities or expiration of statutes of limitations, could be materially different than estimates reflected in assets and liabilities and historical income tax provisions. The outcome of these final determinations could have a material effect on our income tax provision, net income or cash flows in the period that a determination is made.

Related Party Transactions

We are a party to certain historical related party agreements as discussed in Note 19 of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Annual Report.

Factors Affecting Comparability

Our Consolidated Financial Statements included in this report, which presents our financial position and results of operations, reflect the following significant transactions:

•
On November 30, 2015, we completed the SunGard acquisition for consideration of approximately 41.8 million shares of common stock of FIS and approximately $2,335 million in cash. In addition, we issued restricted stock units ("RSUs") to SunGard employees covering approximately 2.4 million shares of FIS common stock in exchange for unvested SunGard RSUs. FIS also repaid approximately $4.7 billion in aggregate principal amount of SunGard debt. We funded the cash portion of the merger consideration, the pay-off of the indebtedness of SunGard and the payment of transaction-related expenses through a combination of available cash-on-hand and proceeds from debt financings, including proceeds from an issuance in October 2015 of $4.5 billion aggregate principal amount of senior unsecured notes of FIS. SunGard's results of operations and financial position have been included in the Consolidated Financial Statements from and after the date of acquisition. See Note 5 of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Annual Report.

•
On July 31, 2017, FIS closed on the sale of a majority ownership stake in its Capco consulting business and risk and compliance consulting business to CD&R, for cash proceeds of approximately $469 million, resulting in a pre-tax loss of $41 million. The divestiture is consistent with our strategy to focus on our IP-led businesses. CD&R acquired preferred units convertible into 60% of the common units of the venture, Cardinal, and FIS obtained common units representing the remaining 40%, in each case before equity is issued to management. The preferred units are entitled to a quarterly dividend at an annual rate of 12%, payable in cash (if available) or additional preferred units at FIS' option. The businesses sold were included within the GFS and IFS segments. The sale did not meet the standard necessary to be reported as discontinued operations; therefore, the pre-tax loss and related prior period earnings remain reported within earnings from continuing operations.

FIS' 40% ownership in Cardinal was initially valued at $172 million and was recorded as an equity method investment included within other noncurrent assets on the Consolidated Balance Sheet. After the sale on July 31, 2017, FIS began to recognize the earnings in after-tax equity method investment earnings outside of operating income and segment Adjusted EBITDA. For periods prior to July 31, 2017, the Capco consulting business and risk and compliance consulting business were included within operating income and segment Adjusted EBITDA.

•
On February 1, 2017, the Company closed on the sale of PS&E business for $850 million, resulting in a pre-tax gain of $85 million. The transaction included all PS&E solutions, which provided a comprehensive set of technology solutions to address public safety and public administration needs of government entities as well as the needs of K-12 school districts. The divestiture is consistent with our strategy to serve the financial services markets. Cash proceeds were used to reduce outstanding debt (see Note 12 of the Notes to Consolidated Financial Statements). Net cash proceeds after payment of taxes and transaction-related expenses were approximately $500 million. The PS&E business was included in the Corporate and Other segment. The sale did not meet the standard necessary to be reported as discontinued operations; therefore, the gain and related prior period earnings remain reported within earnings from continuing operations.

•
We have engaged in share repurchases in prior periods presented. In 2017 and 2015, we repurchased a total of approximately 1.0 million shares for $105.0 million and 5 million shares for $300 million, respectively. There were no share repurchases in 2016.

•
The effective tax rate for the 2017 period included a net benefit of $761 million related to tax reform items and a net benefit of $65 million related to the recognition of excess tax benefit for stock compensation pursuant to the adoption of ASU 2016-19.

As a result of the above transactions, our financial position, results of operations, earnings per share and cash flows in the periods covered by the Consolidated Financial Statements may not be directly comparable.

Consolidated Results of Operations
(in millions, except per share amounts)

	2017	2016	2015
Revenues	$8,668	$8,831	$6,260
Cost of revenues	5,794	5,895	4,071
Gross profit	2,874	2,936	2,189
Selling, general, and administrative expenses	1,442	1,707	1,102
Operating income	1,432	1,229	1,087
Other income (expense):
Interest income	22	20	16
Interest expense	(359)	(403)	(199)
Other income (expense), net	(119)	(9)	121
Total other income (expense)	(456)	(392)	(62)
Earnings from continuing operations before income taxes and equity method investment earnings	976	837	1,025
Provision (benefit) for income taxes	(321)	291	375
Equity method investment earnings	(3)	—	—
Earnings from continuing operations, net of tax	1,294	546	650
Earnings (loss) from discontinued operations, net of tax	—	1	(7)
Net earnings	1,294	547	643
Net (earnings) loss attributable to noncontrolling interest	(33)	(22)	(19)
Net earnings attributable to FIS common stockholders	$1,261	$525	$624
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$3.82	$1.61	$2.21
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	—	—	(0.03)
Net earnings per share — basic attributable to FIS common stockholders *	$3.82	$1.61	$2.19
Weighted average shares outstanding — basic	330	326	285
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$3.75	$1.59	$2.18
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	—	—	(0.03)
Net earnings per share — diluted attributable to FIS common stockholders *	$3.75	$1.59	$2.16
Weighted average shares outstanding — diluted	336	330	289
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$1,261	$524	$631
Earnings (loss) from discontinued operations, net of tax	—	1	(7)
Net earnings attributable to FIS	$1,261	$525	$624
* Amounts may not sum due to rounding.

Revenues

Revenues for 2017 decreased $163 million, or 1.8%, due to the reduction in revenue from the sale of the PS&E business during the first quarter of 2017 and the sale of the Capco consulting business and the risk and compliance consulting business during the third quarter of 2017. These decreases were partially offset by: (1) increased demand in banking and wealth solutions excluding the effects of the risk and compliance consulting business sale; (2) volume growth in payment solutions in Brazil; (3) continued growth with our existing customers for our post-trade derivative solutions; and (4) growth in corporate and digital solutions. The 2017 period also benefited from a lower purchase accounting adjustment, as compared to the 2016 period, to reduce SunGard acquired deferred revenue to fair value and a $16 million favorable foreign currency impact primarily resulting from a stronger Brazilian Real versus the U.S. Dollar, partially offset by a weaker Pound Sterling. See "Segment Results of Operations" for more detailed explanation.

Revenues for 2016 increased $2,571 million, or 41.1%, due to incremental revenues from the SunGard acquisition, as well as growth in our consulting business, increased demand for output solutions, increased card processing volumes in Brazil, card production activities associated with the roll-out of EMV cards across the industry, volume growth in debit payments and demand for regulatory and compliance solutions. The revenue increase was partially offset by $192 million of purchase accounting impact on deferred revenue (all of which was recorded as a contra-revenue item) and $100 million of unfavorable foreign currency impact primarily resulting from a stronger U.S. Dollar versus the Pound Sterling and Brazilian Real.

Cost of Revenues and Gross Profit

Cost of revenues totaled $5,794 million, $5,895 million and $4,071 million during 2017, 2016 and 2015, respectively, resulting in gross profit of $2,874 million, $2,936 million and $2,189 million, respectively. Gross profit as a percentage of revenues (“gross margin”) was 33.2%, 33.2% and 35.0% in 2017, 2016 and 2015, respectively. The decrease in gross profit for 2017 as compared to 2016 primarily resulted from the revenue variances noted above. The gross profit percentage for 2017 as compared to 2016 was negatively impacted by higher acquired intangible asset amortization expense resulting from the SunGard acquisition, partially offset by higher margin software licenses and the realization of ongoing expense synergies. The gross profit for 2016 as compared to 2015 was negatively impacted by higher acquired intangible asset amortization expense and higher incentive compensation during 2016. This negative impact was partially offset by the addition of higher margin revenues from SunGard, as well as on-going operating leverage in key markets outside of North America.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for 2017 decreased $265 million, or 15.5%. The year-over-year decrease is primarily driven by the sale of PS&E during the first quarter of 2017, the sale of the Capco consulting business and risk and compliance consulting business during the third quarter of 2017 and integration and cost management initiatives.

Selling, general and administrative expenses for 2016 increased $605 million, or 54.9%, primarily resulting from incremental expenses associated with the SunGard acquisition and transaction costs, severance and costs of integration activities relating to acquisitions totaling $281 million.

Operating Income

Operating income totaled $1,432 million, $1,229 million and $1,087 million for 2017, 2016 and 2015, respectively. Operating income as a percentage of revenue (“operating margin”) was 16.5%, 13.9% and 17.4% for 2017, 2016 and 2015, respectively. The annual changes in operating income resulted from the revenue and cost variances addressed above. The increase in operating margin resulted primarily from integration and cost management initiatives and revenue from higher margin item processing solutions.

Total Other Income (Expense)

Interest expense is typically the primary component of total other income (expense), however, during 2017, other income (expense) was also a significant component.

The decrease of $44 million in interest expense in 2017 as compared to 2016 is primarily due to lower outstanding debt and lower weighted average interest rate on the outstanding debt.

The increase of $204 million in interest expense in 2016 as compared to 2015 is primarily due to higher outstanding debt associated with financing the SunGard acquisition, partially offset by lower borrowing rates as the result of the debt refinancing activity undertaken during 2016.

Other income (expense) net for 2017, includes: (1) a pre-tax charge of $171 million in tender premiums and the write-off of previously capitalized debt issuance costs on the repurchase of approximately $2,000 million in aggregate principal of debt securities; (2) a net pre-tax loss of $29 million on the sale of the Capco consulting and risk and compliance business and other divestitures; (3) a pre-tax charge of approximately $25 million due to the redemption of the Senior Notes due March 2022 and the pay down of the 2018 Term Loans, consisting of the call premium on the Senior Notes due March 2022 and the write-off of previously capitalized debt issuance costs; partially offset by (4) a pre-tax gain of $85 million on the sale of the PS&E business, an $8 million pre-tax gain on an investment sale and a $12 million foreign currency gain.

During 2016, FIS paid down the 2017 Term Loans and partially paid down the 2018 Term Loans resulting in a pre-tax charge upon extinguishment of approximately $2 million due to the write-off associated with previously capitalized debt issue costs. Additionally in 2016 as a result of these debt pay downs, FIS terminated interest rate swaps with a notional amount totaling $1,250 million resulting in a pre-tax loss of $2 million due to the release of fair value changes from other comprehensive earnings. Both of the charges were included in Other income (expense), net.

During the second quarter of 2015, we sold certain assets associated with our gaming industry check warranty business, resulting in proceeds of $238 million and a pre-tax gain of $139 million, which is included in Other income (expense), net. Other income expense, net for 2015 also includes financing costs of $17 million relating to the SunGard acquisition.

Provision (Benefit) for Income Taxes

Income tax (benefit) expense from continuing operations totaled $(321) million, $291 million and $375 million for 2017, 2016 and 2015, respectively. This resulted in an effective tax rate on continuing operations of (32.9)%, 34.8% and 36.6% for 2017, 2016 and 2015, respectively. The effective tax rate for the 2017 period included a net benefit of $761 million related to tax reform items including $48 million of tax credits due to tax planning strategies implemented in the fourth quarter, a net benefit of $65 million related to the recognition of excess tax benefit for stock compensation pursuant to the adoption of ASU 2016-19, and a net detriment of $180 million due to the book basis in excess of the tax basis of certain businesses sold during the year. The effective tax rate for the 2015 period included a $90 million write-off of goodwill with no tax basis in connection with the sale of our gaming industry check warranty business, resulting in a book gain on sale lower than the tax gain.

Equity Method Investment Earnings

On July 31, 2017, FIS obtained a 40% equity interest in Cardinal as further described in Note 17 of the Notes to Consolidated Financial Statements. As a result, we recorded a $3 million equity method investment loss from July 31, 2017 through the end of the year.

Earnings (Loss) from Discontinued Operations

During 2017, 2016 and 2015, certain operations are classified as discontinued, as discussed in Note 17 of the Notes to Consolidated Financial Statements. Reporting for discontinued operations classifies revenues and expenses as one line item, net of tax, in the Consolidated Statements of Earnings. The table below outlines the components of discontinued operations for 2017, 2016 and 2015, net of tax (in millions):

Earnings (loss), net of tax	2017	2016	2015
eCas business line	$—	$—	$(4)
Participacoes operations	—	1	(3)
Total discontinued operations	$—	$1	$(7)

During the second quarter of 2014, the Company committed to a plan to sell our business operation that provides eCas core banking software solutions to small financial institutions in China because it did not align with our strategic plans. We entered into a purchase agreement in January 2015 to sell this business and the transaction closed during the second quarter of 2015.

Participacoes, our former item processing and remittance services business in Brazil, had no revenue in 2017, 2016 and 2015. Participacoes' processing volume was transitioned to other vendors or back to its clients during the second quarter of 2011. Participacoes had earnings (losses) before taxes of $0 million, $2 million and $(5) million during the years ended December 31, 2017, 2016 and 2015, respectively. The shut-down activities involved the transfer and termination of approximately 2,600 employees, which was completed in 2011. Former employees generally had up to two years from the date of terminations, extended through April 2013, to file labor claims and a number of them did file labor claims. As of December 31, 2017, there were approximately 320 active claims remaining. Consequently, we have continued exposure on these active claims, which were not transferred with other assets and liabilities in the disposal.

Net (Earnings) Loss Attributable to Noncontrolling Interest
Net (earnings) loss attributable to noncontrolling interest predominantly relates to the joint venture in Brazil (see Note 19 of the Notes to Consolidated Financial Statements) and totaled $(33) million, $(22) million and $(19) million for 2017, 2016 and 2015, respectively.

Earnings from Continuing Operations, Net of Tax, Attributable to FIS Common Stockholders

Earnings from continuing operations, net of tax, attributable to FIS common stockholders totaled $1,261 million, $524 million and $631 million for 2017, 2016 and 2015, respectively, or $3.75, $1.59 and $2.18 per diluted share, respectively, due to the factors described above coupled with the impact of our share repurchase initiatives.

Segment Results of Operations

Adjusted EBITDA is defined as EBITDA (defined as net income (loss) before net interest expense, income tax provision (benefit) and depreciation and amortization, including amortization of purchased intangibles), plus certain non-operating items. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification Topic 280, "Segment Reporting". The non-operating items affecting the segment profit measure generally include acquisition accounting adjustments, acquisition, integration and severance costs, and restructuring expenses. For consolidated reporting purposes, these costs and adjustments are recorded in the Corporate and Other segment for the periods discussed below. Adjusted EBITDA for the respective segments excludes the foregoing costs and adjustments. Financial information, including details of our adjustments to EBITDA, for each of our segments is set forth in Note 21 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report.

Integrated Financial Solutions

	2017	2016	2015
	(In millions)
Revenues	$4,260	$4,178	$3,485
Adjusted EBITDA	$1,874	$1,792	$1,554

Year ended December 31, 2017:

Revenues increased $82 million, or 2.0%, due to: (1) increased demand in banking and wealth solutions excluding the effects of the risk and compliance consulting business sale contributing 2.9%; (2) growth in payment solutions excluding the card production business contributing 0.7%; (3) growth in corporate and digital solutions contributing 0.9%; partially offset by (4) the decline and sale of the risk and compliance consulting business contributing (1.4%); and (5) the slow-down in card production activities associated with the roll-out of EMV contributing (1.2%).

Adjusted EBITDA increased $82 million, or 4.6%, primarily resulting from the revenue variances noted above. Adjusted EBITDA margin increased 110 basis points to 44.0% primarily resulting from the favorable revenue mix shift and continued cost management.

Year ended December 31, 2016:

Revenues increased $693 million, or 19.9%, due to incremental revenues from our 2015 SunGard acquisition contributing 14.2%, demand for output solutions contributing 1.7%, card production activities associated with the roll-out of EMV across the industry contributing 1.1%, demand for regulatory and compliance solutions and IT solutions contributing 1.2%, volume growth in card payments and related fraud services demand contributing 0.6%, and growth in mobile banking and internet solutions contributing 0.7%.

Adjusted EBITDA increased $238 million, or 15.3%, primarily resulting from the revenue variances noted above. Adjusted EBITDA margin decreased 170 basis points to 42.9% primarily resulting from the revenue mix and higher incentive compensation in 2016.

Global Financial Solutions

	2017	2016	2015
	(In millions)
Revenues	$4,050	$4,183	$2,349
Adjusted EBITDA	$1,323	$1,211	$541

Year ended December 31, 2017:

Revenues decreased $133 million, or (3.2)%, primarily due to the sale of the Capco consulting business contributing (5.4%), partially offset by continued growth in our post-trade derivatives utility contributing 0.6%, volume growth in payment solutions in Brazil contributing 0.9% and a favorable currency impact contributing 0.4% primarily resulting from a stronger Brazilian Real versus the U.S. Dollar, partially offset by a weaker Pound Sterling.

Adjusted EBITDA increased $112 million, or 9.2%, primarily resulting from higher margin revenues and the realization of ongoing expense synergies. Adjusted EBITDA margins increased 370 basis points to 32.7%, primarily resulting from growth in higher margin licenses, the divestiture of the Capco consulting business, as well as realization of ongoing expense synergies.

Year ended December 31, 2016:

Revenues increased $1,834 million, or 78.1%, including approximately $92 million of unfavorable foreign currency impact, primarily resulting from a stronger U.S. Dollar versus the Pound Sterling and Brazilian Real. Excluding the foreign currency impact, revenue increases were primarily attributable to: (1) incremental revenue from the SunGard acquisition contributing 77.7%; (2) increased card processing volumes in Brazil contributing 1.7%; (3) growth in our consulting business contributing 1.4%; and (4) growth in payment processing in the Asia Pacific region contributing 0.9%.

Adjusted EBITDA increased $670 million, or 123.8%, primarily resulting from the revenue variances noted above. Adjusted EBITDA margins increased 600 basis points to 29.0% primarily resulting from the addition of higher margin revenues from SunGard and the execution of our integration plans contributing to margin expansion in the GFS segment.

Corporate and Other

	2017	2016	2015
	(In millions)
Revenues	$358	$470	$426
Adjusted EBITDA	$(213)	$(148)	$(88)

The Corporate and Other segment results consist of selling, general and administrative expenses and depreciation and intangible asset amortization not otherwise allocated to the reportable segments. Corporate and Other also includes operations from non-strategic businesses, including commercial services, PS&E (which was divested on February 1, 2017), and check processing.

Year ended December 31, 2017:

Revenues decreased $112 million, or 23.8%, and was primarily due to the sale of the PS&E business during the first quarter of 2017 and a decline in the commercial services business, partially offset by lower 2017 SunGard purchase accounting impact on deferred revenue (all of which was recorded as a contra-revenue item in the Corporate and Other segment).

Adjusted EBITDA decreased $65 million, or 43.9%, primarily resulting from the reduction in revenue from the sale of the PS&E business during the first quarter of 2017, partially offset by integration and cost management initiatives.

Year ended December 31, 2016:

Revenues increased $44 million, or 10.3%, and was primarily attributable to the additions of the businesses from the SunGard acquisition contributing 56.1%, partially offset by a $192 million purchase accounting impact on deferred revenue (all of which was recorded as a contra-revenue item in the Corporate and Other segment).

Adjusted EBITDA decreased $60 million, or 68.2%, primarily resulting from the timing of incentives and incremental expenses of acquired companies, partially offset by the revenue variances noted above.

Liquidity and Capital Resources

Cash Requirements

Our ongoing cash requirements include operating expenses, income taxes, mandatory debt service payments, capital expenditures, stockholder dividends, working capital and timing differences in settlement-related assets and liabilities, and may include discretionary debt repayments, share repurchases and business acquisitions. Our cash requirements also include payments for labor claims related to FIS' former item processing and remittance operations in Brazil (see Note 17 of the Notes to Consolidated Financial Statements). Our principal sources of funds are cash generated by operations and borrowings, including the capacity under our Revolving Loan described in Note 12 of the Notes to Consolidated Financial Statements.
As of December 31, 2017, we had cash and cash equivalents of $665 million and debt of $8,763 million, including the current portion, net of capitalized debt issuance costs. Of the $665 million cash and cash equivalents, approximately $415 million is held by our foreign entities. The majority of our domestic cash and cash equivalents represents net deposits-in-transit at the balance sheet dates and relates to daily settlement activity. We expect that cash and cash equivalents plus cash flows from operations over the next twelve months will be sufficient to fund our operating cash requirements, capital expenditures and mandatory debt service.
We currently expect to continue to pay quarterly dividends. However, the amount, declaration and payment of future dividends is at the discretion of the Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions. Additionally, the payment of cash dividends may be limited by covenants in certain debt agreements. A regular quarterly dividend of $0.32 per common share is payable on March 30, 2018 to shareholders of record as of the close of business on March 16, 2018.

Cash Flows from Operations

Cash flows from operations were $1,741 million, $1,925 million and $1,131 million in 2017, 2016 and 2015 respectively. Our net cash provided by operating activities consists primarily of net earnings, adjusted to add back depreciation and amortization. Cash flows from operations decreased $184 million in 2017 and increased $794 million in 2016. The 2017 decrease in cash flows from operations is primarily due to increased trade receivables resulting from timing differences in billing and collections and increased deferred contract costs. The 2016 increase in cash flows from operations is primarily due to increased net earnings, after the add back of non-cash depreciation and amortization, as a result of SunGard operations being included for the full year.

Capital Expenditures and Other Investing Activities

Our principal capital expenditures are for computer software (purchased and internally developed) and additions to property and equipment. We invested approximately $613 million, $616 million and $415 million in capital expenditures during 2017, 2016 and 2015, respectively. We expect to invest approximately 7% of 2018 revenue in capital expenditures.

In 2017, cash provided by net proceeds from sale of businesses relates to the sale of PS&E and the Capco consulting and risk and compliance businesses. In 2016 and 2015, we used $0 million and $1,720 million of cash, respectively, for acquisitions and other equity investments. See Note 5 of the Notes to Consolidated Financial Statements for a discussion of the more significant items. Cash provided by net proceeds from sale of assets in 2015 relates principally to the sale of check warranty contracts and other assets in the gaming industry discussed in Note 17 of the Notes to Consolidated Financial Statements.

Financing

For information regarding the Company's long-term debt and financing activity, see Note 12 of the Notes to Consolidated Financial Statements.

Contractual Obligations

FIS’ long-term contractual obligations generally include its long-term debt, interest on long-term debt, lease payments on certain of its property and equipment and payments for data processing and maintenance. For information regarding the Company's long-term debt, see Note 12 of the Notes to Consolidated Financial Statements. The following table summarizes FIS’ significant contractual obligations and commitments as of December 31, 2017 (in millions):

		Payments Due in
		Less than	1-3	3-5	More than
Type of Obligations	Total	1 Year	Years	Years	5 Years
Long-term debt (1)	$8,846	$1,045	$1,201	$2,251	$4,349
Interest (2)	877	186	325	210	156
Operating leases	344	87	141	74	42
Data processing and maintenance	420	198	177	36	9
Other contractual obligations (3)	37	9	18	10	—
Total	$10,524	$1,525	$1,862	$2,581	$4,556

(1)	The principal amounts assume no changes in currency rates for our foreign notes relating to EUR and GBP.

(2)
The calculations above assume that: (a) applicable margins and commitment fees remain constant; (b) all variable rate debt is priced at the one-month LIBOR rate in effect as of December 31, 2017; (c) no refinancing occurs at debt maturity; (d) only mandatory debt repayments are made; (e) no new hedging transactions are effected; and (f) there are no currency effects.

(3)
Amount primarily includes the estimated payment for labor claims related to FIS' former item processing and remittance operations in Brazil (see Note 17 of the Notes to Consolidated Financial Statements), amounts due to the Brazilian venture partner and other contractual obligations.

FIS believes that its existing cash balances and cash flows from operations will provide adequate sources of liquidity and capital resources to meet FIS’ expected liquidity needs for the operations of its business and expected capital spending for the next 12 months.

Off-Balance Sheet Arrangements

FIS does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

Recently Adopted Accounting Guidance

In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments" ("ASU 2015-16"). ASU 2015-16 requires adjustments to provisional amounts initially recorded in a business combination that are identified during the measurement period to be recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. ASU 2015-16 also requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. Prior to the issuance of the standard, entities were required to retrospectively apply adjustments made to provisional amounts recognized in a business combination. The guidance is effective for the fiscal years and interim periods within those years beginning after December 15, 2015. This guidance requires FIS to record and disclose any measurement-period adjustments for the SunGard acquisition or other future business combinations as current period adjustments as opposed to retroactive adjustments to the opening balance sheet of the acquired entity.

In November 2015, the FASB issued ASU No. 2015-17 ("ASU 2015-17"), "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes". The amendment is intended to simplify the presentation of deferred taxes on the balance sheet. Under the new guidance, deferred tax assets and liabilities are to be classified as non-current assets and liabilities. This replaces the current guidance, which requires the deferred tax assets and liabilities to be presented as current and non-current. For public companies, the amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Thus, ASU 2015-17 was effective for FIS as of January 1, 2017. FIS applied prospectively the recording of deferred tax assets and liabilities as non-current and therefore, prior periods have not been adjusted.

On March 30, 2016, the FASB issued ASU No. 2016-09 (“ASU 2016-09”), “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The amendments were intended to simplify and improve the accounting for employee share-based payments. Under the new guidance, all excess tax benefits and tax deficiencies over/under compensation expense recognized will be reflected in the income statement as they occur. This will replace the prior guidance, which required tax benefits that exceed compensation expense (windfalls) to be recognized in equity. It also eliminates the need to maintain a “windfall pool,” and removes the requirement to delay recognizing a windfall until it reduces current taxes payable. The new guidance also changes the cash flow presentation of excess tax benefits, classifying them as operating inflows, consistent with other cash flows related to income taxes. Under prior guidance, windfalls were classified as financing activities. These changes may result in more volatile net earnings. Similarly, effective tax rates are subject to more variability since the new guidance reflects all tax benefit excesses and deficiencies in tax expense. Under prior practice, stock compensation generally did not impact the effective tax rate since any difference between compensation expense and the ultimate tax deduction was reflected in additional paid in capital. Also under the new guidance, excess tax benefits are no longer to be included in assumed proceeds from applying the treasury stock method when computing diluted earnings per share since they no longer are recognized in additional paid in capital. Consequently, the reduction to common stock equivalents for assumed purchases from proceeds are lower and the impact of common stock equivalents are more dilutive. For public companies, the amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Thus, ASU 2016-09 was effective for FIS as of January 1, 2017. FIS applied prospectively the recording of excess tax benefits as income tax expense and the presentation of those benefits as an operating activity within the statement of cash flows and, therefore, prior periods have not been adjusted. During 2016 and 2015, we recorded $32 million and $29 million, respectively, to consolidated equity as excess tax benefits from our stock plans.

On August 26, 2016, the FASB issued ASU No. 2016-15 (“ASU 2016-15"), “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The amendments are meant to reduce the diversity in how certain cash receipts and cash payments are presented in the statement of cash flows. ASU 2016-15 provides guidance as to the presentation on the statement of cash flows for eight specific cash flow issues, which are 1) debt prepayment for debt extinguishment costs, 2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, 3) contingent consideration payments made after a business combination, 4) proceeds for the settlement of insurance claims, 5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, 6) distributions received from equity method investees, 7) beneficial interests in securitization transactions, and 8) separately identifiable cash flows and application of the predominance principle. For public companies, the amendments are effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods beginning after December 15, 2019. Early adoption is permitted for any organization in any interim or annual period. FIS elected to adopt this standard in the third quarter of 2017. FIS has applied the presentation guidance above to its statements of cash flows and all adjustments have been reflected on a retrospecive basis. The primary impact of adopting the new guidance is our 2017 presentation of debt prepayment and related costs being reflected in financing activities rather than operating activities. This adoption impacts 2017 cash flows but had no impact on 2016 or 2015.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends substantially all authoritative literature for revenue recognition, including industry-specific requirements, and converges the guidance under this topic with that of the International Financial Reporting Standards. It also includes guidance on accounting for the incremental costs of obtaining and costs incurred to fulfill a contract with a customer. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. The FASB has issued several amendments to Topic 606, including further guidance on principal versus agent consideration, clarification on identifying performance obligations and accounting for licenses of intellectual property.

The effective date of the standard was postponed to reporting periods beginning after December 15, 2017, with early adoption allowed for reporting periods beginning after December 15, 2016. We adopted the new standard effective January 1, 2018.

Entities can transition to the standard with retrospective application to the earliest years presented in their financial statements, retrospectively using certain practical expedients, or with a cumulative-effect adjustment as of the date of adoption. We adopted the new standard using the retrospective method with the application of certain practical expedients.

The largest impacts from the adoption of Topic 606 on our revenue recognition are related to the following areas:

•
Certain revenues, particularly those related to interchange and third-party network fees associated with our payment processing business, previously recorded on a gross basis as a principal are now recorded on a net basis as an agent to the extent the Company does not control the good or service before it is transferred to the customer.

•
Recognition of certain term license early renewals are now deferred until the conclusion of the term in effect at the time of renewal. Previously, term license early renewals were generally recognized upon execution of the renewal agreement.

•
We now recognize the license portion of software rental fees in certain of our global trading, asset management, and securities processing businesses upon delivery. Previously, software license rental fees were recognized ratably over the rental period as the payments became due and payable.

Impacts related to other changes introduced by the standard were substantially less significant than those listed above.

Upon retrospective application of Topic 606, our revenues decreased by approximately $455 million, $410 million and $336 million and net earnings decreased approximately $58 million, $43 million and $8 million for the years ended December 31, 2017, 2016, and 2015, respectively. For the year ended December 31, 2017, the net earnings decrease included additional tax expense of approximately $21 million due to the re-measurement of deferred tax assets. We recorded a net reduction to opening retained earnings of approximately $15 million as of January 1, 2015 due to the cumulative impact of adopting the standard. The impact of Topic 606 on our 2017, 2016 and 2015 operating results may or may not be representative of the impact on subsequent years’ results.

Recent Accounting Guidance Not Yet Adopted
On February 25, 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of leases with a term of twelve months or less) at the commencement date: (a) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. The pronouncement requires a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expire before the earliest comparative period presented. A full retrospective transition approach is not permitted. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the impact the adoption of ASU 2016-02 will have on our financial position and results of operations.
On June 16, 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”), “Financial Instrument - Credit Losses (Topic 326): Measurements on Credit Losses of Financial Instruments.” This ASU's primary objectives are to implement new methodology for calculating credit losses on financial instruments (e.g., trade receivables) based on expected credit losses and broadens the types of information companies must use when calculating the estimated losses. Under current guidance, the credit losses are calculated based on multiple credit impairment objectives and recognition is delayed until the loss is probable to occur. Under the new guidance, financial assets measured at amortized cost basis must now be shown as the net amount expected to be collected. The credit loss allowance is a contra-valuation account. Available-for-sale securities should continue to be recognized in a similar manner to current GAAP; however, the allowance should be presented as an allowance instead of a write-down of the basis of the asset. For public companies that are SEC filers, the amendments are effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods. Early adoption is permitted for any organization in any interim or annual period beginning after December 15, 2018. We do not plan to early adopt and expect that the new guidance will not have a material impact on our financial statement presentation, financial position, or results of operations.